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                                                                 EXHIBIT (d)(17)

                              ASSUMPTION AGREEMENT

AGREEMENT made as of 2nd day of May, 2001 among The Northern Trust Company, an Illinois state bank ("Northern"), Northern Trust Investments, Inc. ("NTI") and Northern Trust Global Investments (Europe) Limited ("NTGIE"), each a wholly-owned direct or indirect subsidiary of Northern Trust Corporation.

         WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Northern has been previously appointed as investment adviser to the Global Fixed Income, International Growth Equity and International Select Equity Funds (each a "Fund") of Northern Funds pursuant to an Investment Advisory Agreement between Northern and Northern Funds dated July 31, 2000 (the "Investment Advisory Agreement"); and

         WHEREAS, Northern, NTI and NTGIE desire to have NTI and NTGIE be the co-investment advisers with respect to each Fund pursuant to the Investment Advisory Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. NTI and NTGIE hereby assume all rights and obligations of Northern under the Investment Advisory Agreement with respect to the Funds.

         2. Northern, NTI and NTGIE hereby represent that (i) the management personnel of Northern responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees or associated persons of NTI or NTGIE where they will continue to provide such services for the Funds, and (ii) Northern, NTI and NTGIE remain wholly-owned direct or indirect subsidiaries of Northern Trust Corporation. Consequently, Northern, NTI and NTGIE believe that the assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Funds.

         3. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


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Attest: /s/James D. Grassi          THE NORTHERN TRUST COMPANY
       -----------------------

                                    By    /s/Lloyd Wennlund
                                      ------------------------------------------
                                               (Authorized Officer)


Attest:  /s/James D. Grassi         NORTHERN TRUST INVESTMENTS, INC.
       -----------------------

                                    By    /s/Eric Schweitzer
                                      ------------------------------------------
                                               (Authorized Officer)


Attest: /s/ David Blowers           NORTHERN TRUST GLOBAL INVESTMENTS
       ------------------------     (EUROPE) LIMITED


                                    By    /s/Kevin J. Rochford
                                      ------------------------
                                               (Authorized Officer)



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